Vasomedical Completes Acquisition of Life Enhancement Technology and Biox Instruments

Strategic Consolidation and Diversification Successfully Implemented

WESTBURY, N.Y.--(BUSINESS WIRE)--Vasomedical, Inc. (“Vasomedical”) (OTC: VASO.PK), a leader in the manufacture and sale of devices for the non-invasive treatment and management of cardiovascular diseases as well as a leader in the sale of diagnostic imaging products through its wholly-owned subsidiary, VasoHealthcare, announced today that its newly formed subsidiary, Vasomedical Global, has successfully completed the purchase of all outstanding stock of privately held Fast Growth Enterprises Limited, a British Virgin Islands company that owns Life Enhancement Technology Limited (“LET”) and Biox Instruments Co. Ltd. (“Biox”), as per the stock purchase agreement reported on August 23, 2011.  The consideration of this acquisition includes a cash payment of $1 million as well as the issuance of up to 7.4 million restricted shares of the Company’s common stock, part of which is performance based, and warrants.

LET, based in Foshan, Guangdong, China, has been Vasomedical’s supplier for its proprietary Enhanced External Counterpulsation (EECP®) systems, including certain Lumenair systems and all AngioNew® systems.  Biox, a leading developer and manufacturer of ambulatory monitoring devices in China, is located in Wuxi, Jiangsu, China, and has been Vasomedical’s partner on the BIOX series ECG Holter recorder and analysis software as well as ambulatory blood pressure monitoring systems. Vasomedical has obtained FDA clearance to market these products in the United States.  The completion of this transaction demonstrates the Company’s commitment to implementing its global growth strategy by strengthening its manufacturing, distribution and technology base to prepare for an anticipated increase in demand for its EECP® therapy systems and BIOX series products, as well as expanding its footprint in the worldwide medical device market.  The consolidation of the businesses of the acquired entities into Vasomedical is expected to improve revenues, gross margin and profitability of the Company’s equipment segment.

Dr. Jun Ma, President and CEO of Vasomedical reiterated his prior comments issued in the August 23rd, 2011 release, stating, “The completion of this accretive acquisition is an important step of our global strategy.  The consolidation of resources and vertical integration of our businesses situates Vasomedical well in the rapidly changing and challenging medical marketplace to realize its vision to be a global leader.”

About Vasomedical

Vasomedical, Inc. is engaged in designing, manufacturing, marketing and supporting EECP® external counterpulsation systems based on the Company's proprietary technology. EECP® therapy is a non-invasive, outpatient therapy for the treatment of cardiovascular diseases and is currently indicated for use in cases of angina, cardiogenic shock, acute myocardial infarction and congestive heart failure. The Company provides hospitals, clinics and private practices with EECP® equipment, treatment guidance and a staff training and maintenance program designed to provide optimal patient outcomes. The Company also provides other noninvasive medical equipment including Holter monitors and ambulatory blood pressure monitors.

Vaso Diagnostics d/b/a VasoHealthcare, a wholly owned subsidiary of Vasomedical, Inc., is a professional sales representation organization offering vendors of medical devices an alternative third party sales channel. Through an agreement with GE Healthcare, it is currently engaged as an exclusive sales representative for certain GE Healthcare products. Additional information is available on the Company's website at www.vasomedical.com.

Except for historical information contained in this release, the matters discussed are forward-looking statements that involve risks and uncertainties. When used in this release, words such as “anticipates”, “believes”, “could”, “estimates”, “expects”, “may”, “plans”, “potential” and “intends” and similar expressions, as they relate to the Company or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company’s management, as well as assumptions made by and information currently available to the Company’s management. Among the factors that could cause actual results to differ materially are the following: the effect of business and economic conditions; the effect of the dramatic changes taking place in the healthcare environment; the impact of competitive procedures and products and their pricing; medical insurance reimbursement policies; unexpected manufacturing or supplier problems; unforeseen difficulties and delays in the conduct of clinical trials and other product development programs; the actions of regulatory authorities and third-party payers in the United States and overseas; uncertainties about the acceptance of a novel therapeutic modality by the medical community; continuation of the GEHC agreement; and the risk factors reported from time to time in the Company’s SEC reports. The Company undertakes no obligation to update forward-looking statements as a result of future events or developments.

Contacts

Investor Relations:

Vasomedical, Inc.
Dr. Jun Ma,                   516-997-4600
President and CEO

or

Jonathan P. Newton    516-997-4600
CFO

ir@vasomedical.com